SEPARATION AGREEMENT

     This Separation Agreement (the "Agreement") shall be effective as of August 28, 1998 by and between Peter B. Yunich ("Yunich") and American Interactive Media, Inc., a Delaware corporation ("AIM" or the "Company").

     RECITALS

     A. Yunich is currently Chairman of the Board of Directors of AIM (the "Board") and is employed as AIM's Chief Executive Officer.

     B. The parties mutually desire to provide for an orderly resignation from the Board by Yunich and termination of Yunich's employment, all on terms satisfactory to both Yunich and AIM, as further set forth in this Agreement.

     AGREEMENTS

     In consideration of the acts, payments, covenants and mutual agreements contained herein, AIM and Yunich agree as follows:

     1. Resignation from Board and Termination of Employment. Effective as of the close of business on August 28, 1998 ("Termination Date"), Yunich hereby resigns his position on AIM's Board of Directors and his position as Chief Executive Officer of the Company. Yunich also hereby resigns from all other positions he holds on behalf of AIM, its subsidiaries and affiliates and acknowledges that AIM has no obligation to recall or reemploy Yunich in the future. Yunich agrees to sign at AIM's request all appropriate mutually agreeable documentation prepared by AIM to document these resignations.

     2. Compensation and Benefits Upon Termination. AIM will pay the following:

     a. Severance Payments. Yunich shall continue to receive his current base salary for a period of six (6) months from the date hereof in accordance with AIM's standard payroll practices. Such payments shall be subject to reduction to the extent of any remuneration received by Yunich during such period through gainful employment obtained after making a reasonable effort to obtain employment. In addition, and without any reduction due to gainful employment, AIM shall also pay Yunich two (2) additional payments of Twenty-Five Thousand Dollars ($25,000) for an aggregate payment of Fifty Thousand Dollars ($50,000), payable in two (2) equal installments on September 30, 1998 and December 31, 1998. AIM shall continue to pay for and provide Yunich with health insurance benefits in accordance with the terms and provisions of such plans and arrangements in effect on the Termination Date for a period of twelve (12) months from Termination Date. AIM also shall convert to the extent possible the individual non-Company portion of Yunich's key-man life insurance policy to an individual policy and shall pay the premiums thereon for a period of twelve (12) months provided that AIM shall not be obligated to pay for premiums in excess of the current rate.

     The Board previously granted Yunich options to purchase shares of AIM Common Stock under AIM's 1995 Incentive Stock Option Plan (the "Option Plan"). Yunich and AIM agree that the number of Yunich's options are hereby reduced to options to purchase Five Hundred


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

Thousand (500,000) shares of AIM Common Stock, which are vested as of the date hereof, at an exercise price of one dollar ($1.00) per share (subject to adjustment as provided in the Option Plan). The balance of Yunich's options are hereby irrevocably terminated and shall have no further force or effect. Yunich's continuing options shall be subject to the terms and provisions of the Option Plan and the related Option Certificate, provided that the options shall not expire as a result of Yunich's resignation or the termination of his employment, but shall continue to be exercisable until their normal expiration date of January 2, 2002 unless otherwise sooner terminated in accordance with the terms and provisions of the Option Plan. Yunich shall return to AIM the original Option Certificate and AIM shall issue a New Option Certificate setting forth the option terms set forth herein. The Company shall provide Yunich with piggyback registration rights with respect to the option shares on terms comparable with those offered by the Company generally to its investors.

     AIM shall reimburse Yunich in accordance with the Company's normal practices any travel, hotel and other expenses or disbursements reasonably incurred or paid by Yunich in connection with services performed by Yunich prior to Termination Date. AIM also shall reimburse Yunich his reasonable out-of-pocket expenses for his personal attendance at the August 28, 1998 meeting of the Board.

     Yunich shall return to the Company all property of the Company in his possession, provided that Yunich may retain his laptop computer. Yunich shall return to the Company his company-leased automobile no later than September 8, 1998 by returning said automobile to the leasing dealership.

     The payments and benefits outlined in this Paragraph 2(a) shall constitute full satisfaction of all of AIM's obligations to pay severance benefits to Yunich under any and all other written or oral agreements between Yunich and AIM including but not limited to, the Employment Agreement dated as of October 10, 1997 (the "Employment Agreement"). There shall be no other payments to Yunich except as stated in this Paragraph 2(a).

     b. Receipt of Documentation. Yunich acknowledges that he has previously received from AIM copies of pertinent portions of AIM's Option Plan and AIM's benefit plans relating to health care. Yunich understands and agrees to be bound by the written terms and conditions of these various plans, policies or programs, unless expressly provided for otherwise under this Agreement, and agrees that AIM has reserved the right and option, in its sole discretion, to change, interpret, modify or terminate these and all other plans, policies or programs at any time without Yunich's consent so long as such action does not conflict with or reduce Yunich's rights under this Agreement. AIM shall furnish Yunich with a copy of its Directors and Officers liability insurance policy.

     c. No Other Benefits. Yunich will not be entitled to receive any other compensation, bonus or benefits provided by, through or on behalf of AIM, its affiliates or subsidiaries, other than benefits provided for herein. Yunich will be responsible for all taxes imposed upon him as a result of the benefits provided in this Agreement.

     3. Confidentiality/Non-Disparagement. The terms of this Agreement are confidential. Neither Yunich nor AIM will at any time disclose to any third party the terms of


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

this Agreement, except as authorized by this Agreement or as required by law, including any disclosure obligations of the Company under the securities laws or stock exchange or Nasdaq requirements as advised by counsel to the Company. AIM may also make such disclosure to its professional advisors and potential sources of financing (and their professional advisors) and other third parties (and their professional advisors) conducting appropriate due diligence of the Company; any disclosure by any such party shall be deemed a disclosure by AIM. Yunich may also make such disclosure to his spouse, tax advisor and/or lawyer, all of whom shall be instructed to keep the information disclosed to them confidential; any disclosure by any such party shall be deemed a disclosure by Yunich.

     AIM and Yunich shall not disparage each other in their communications in response to all inquiries from the press, public media or any other third parties regarding this Agreement or Yunich's employment termination. If AIM makes such a statement disparaging Yunich, then Yunich may invoke the procedures outlined in Paragraph 18 of this Agreement. If Yunich makes such a statement which disparages AIM, then AIM may invoke the procedures outlined in Paragraph 18 of this Agreement. Subject to the foregoing provisions, AIM shall issue a press release, announcing the resignation of Yunich. Such press release shall be mutually satisfactory to AIM and Yunich, provided that Yunich shall not unreasonably withhold his approval of the release, which Yunich acknowledges shall be issued no later than the close of business on August 31, 1998 or such later time as AIM deems appropriate.

     4. Trade Secrets, Confidentiality and Proprietary Information. Yunich acknowledges and agrees that as a former officer and director of AIM he has knowledge of confidential and proprietary information including, but not limited to strategic plans or data, financial statements, information concerning the business, operations or financial condition of AIM, and its subsidiaries and affiliates, marketing data, customer research and data, information concerning sources of supply, pricing information and data and trade secrets. Such information shall be referred to hereinafter as "Proprietary Information." Yunich further acknowledges that AIM has expended significant amounts of time, effort and resources in the procurement of its Proprietary Information, that AIM has taken all reasonable steps in protecting the secrecy of its Proprietary Information, that said Proprietary Information is of critical importance to AIM and that a violation of this Section 4 would seriously and irreparably impair and damage AIM's business. Further to the above, Yunich agrees to keep all Proprietary Information confidential.

     Yunich agrees to promptly return to AIM all AIM Proprietary Information, including but not limited to all inventions, discoveries, improvements, computer programs, designs, documentation, notes, plans, drawings and copies thereof.

     Yunich and AIM agree that this section regarding Trade Secrets, Confidentiality and Proprietary Information shall survive any termination of this Agreement.

     5. Non-Solicitation/Non-Competition. Yunich acknowledges and agrees that as an officer and director of AIM he has acquired substantial knowledge and information regarding the business and operations of AIM and that AIM's work force constitutes an important and vital aspect of its business.



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

     Yunich agrees, therefore, that he shall not solicit others employed by AIM, or any of its subsidiaries or affiliates, to become employed by, or to consult in any capacity, any firm, company or other business enterprise anywhere in the world for a period of one (1) year from the Termination Date. Yunich further represents that he has at no time prior to this Agreement solicited any employee to leave AIM. Nothing in this Agreement will prevent Yunich from providing favorable recommendations or favorable references on behalf of persons who previously worked with Yunich.

     Yunich and AIM also agree, that upon a breach or violation or threatened breach or violation of any confidentiality, trade secrets, or non-solicitation agreement by Yunich contained herein, or of any provision of Sections 3, 4, or 5 of this Agreement, AIM, in addition to all other remedies which might be available to it including rescission of the Agreement and repayment of the consideration paid to Yunich for the covenants or promises breached, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. Yunich and AIM agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to AIM as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and therefore constitute irreparable harm. This Section 5 shall survive any termination of this Agreement.

     Yunich agrees that, for a period of eight (8) months from the Termination Date he will not, whether acting individually or as an officer, director, employee, agent, stockholder or consultant of any person, firm, corporation, business or other entity, engage in a business anywhere in the world in which AIM presently conducts business that competes, directly or indirectly, in any material respect with the business conducted as of the date hereof by AIM and its affiliates; provided, however, that Yunich may own publicly-traded stock of any such person, firm, corporation, business or other entity constituting not more than 1% of the outstanding shares of such class of stock so long as his involvement with any such entity is limited to the ownership of such stock. Notwithstanding the foregoing or any other provision of this Agreement, Yunich may solicit, sell and market goods, products and services, not competitive with those of AIM, on the Internet or through any other electronic, broadcast, wire or print medium. Also notwithstanding the foregoing, Yunich shall not be required to divest himself of any currently-held investment even in the event of a public offering of stock in any business in which Yunich currently has an interest.

     The parties agree that the duration and area for which the covenant not to compete set forth in this Agreement is to be effective is reasonable. In the event that any court or arbitral panel determines that the time period or geographical areas (or both of them) provided for in this Agreement are unreasonable and that such coverage is to an extent unenforceable, such covenant shall be deemed to be one of a series of severable covenants, one for each and every state of the United States of America and for any other territory or country in which this covenant is intended to be effective.

     Nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where such common law provides AIM with broader protection than the protection provided by this Agreement.



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

     6. Indemnification. If Yunich is made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "Proceeding"), by reason of the fact that he was a director or officer of AIM, or was acting on behalf of or was serving at the request of AIM as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, AIM shall indemnify Yunich against all expenses, liability and loss actually and reasonably incurred or suffered by him in connection with such Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of AIM, to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended. Upon Yunich's request, AIM shall pay expenses reasonably incurred by Yunich in defending a Proceeding as they are incurred, in advance of the final disposition of such Proceeding; provided, however, as a condition to his right to receive such advances, Yunich shall agree to reimburse AIM the amounts so advanced if and to the extent that a court of competent jurisdiction shall determine that, because of his actions related to the claim upon which such Proceedings were based, indemnification of Yunich from liability for such claim or expenses incurred in connection with the defense of such claim was not allowed under applicable laws. AIM's obligations under this Section 6 shall apply even if such Proceeding is frivolous, fraudulent, or commenced in bad faith.

     7. Governing Law. The validity, interpretation, effect, and enforcement of this Agreement shall be governed by the laws of the State of New York without regard to its choice of law principles.

     8. Entire Agreement. This Agreement sets forth the entire Agreement and understanding between Yunich and AIM, and supersedes any other negotiations, written agreements, understandings, oral agreements, representations or past or future practices, whether written or oral, by AIM, including but not limited to, the Employment Agreement. Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

     Each AIM plan or policy referred to herein directly or by implication (except the Option Plan) is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies exist between this Agreement and any such plan or policy, this Agreement shall control. If any inconsistencies exist between this Agreement and the Option Plan, with the exception of the terms and conditions of Paragraph 2 above, the Option Plan shall control.

     9. Right to Advice of Counsel. Yunich represents that this Agreement has been reviewed by his lawyer and acknowledges that AIM has encouraged him to consult with his lawyer so that he is fully aware of his rights and obligations under this Agreement. Yunich acknowledges that he has done so.

     10. Modification. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by Yunich and an authorized officer of American Interactive Media, Inc.

     11. Severability and Interpretation. In the event that any provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such


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

provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable, provided that, if Paragraph 1, 3, 4, 5, 16, or 18 is held to be invalid or unenforceable in response to a motion, argument or other act by Yunich, then AIM, at its sole discretion, may rescind the Agreement and recover all consideration paid to Yunich under the Agreement.

     12. Notices. All notices required by this Agreement shall by given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:

         To AIM:                    611 Broadway
                                    Suite 308
                                    New York, NY 10012


         To Yunich:                 Peter B. Yunich
                                    7 Highview Avenue
                                    Basking Ridge, NJ 07920

     13. Miscellaneous. The rights and obligations of AIM under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of AIM, any and all subsidiaries of a subsidiary, all affiliated corporations, and successors and assigns of AIM. No assignment of this Agreement by AIM will relieve AIM of its obligations. Yunich shall not assign any of his rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of Yunich's heirs, executors, administrators, or other legal representatives and their legal assigns.

     No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted such provision. For all purposes of this Agreement, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and plural forms thereof; (b) all references to words such as "herein", "hereof" and the like shall refer to this Agreement as a whole and not to any particular paragraph within this Agreement; (c) the term "include" means "include without limitation"; and (d) the term "or" is intended to include the term "and/or".

     14. Damage Limitation. At Termination Date, Yunich shall not be entitled to recover any compensation, benefits or damages except as specifically described in this Agreement. This damage waiver provides that no damages (including without limitation, special, consequential, general, liquidated or punitive damages or attorneys fees or costs) shall be sought or due from AIM.

     15. Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

     16. Release.

     a. Yunich hereby completely releases and forever discharges AIM, its Board of Directors, officers, directors, agents, employees, attorneys, insurers, subsidiaries and affiliates ("AIM Parties") from, and covenants not to sue any AIM Party with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known and unknown, in law or equity, connected with Yunich's employment relationship with the AIM Parties, or any other act or omission of any AIM Party which may have occurred prior to the date this Agreement is signed. Yunich further agrees that by his acceptance and negotiation of the payments and benefits provided for in Paragraph 2 of this Agreement, he thereby completely releases and forever discharges the AIM Parties from, and covenants not to sue any AIM Party with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known and unknown, in law or equity, connected with Yunich's employment relationship with the AIM Parties, or the termination of such relationship, or any other act or omission of any AIM Party which may have occurred prior to Termination Date and further releases the AIM Parties from any further obligations whatsoever under the Employment Agreement. This release and discharge includes, but is not limited to, all "wrongful discharge" claims; all claims relating to any contracts of employment, express or implied; any covenant of good faith and fair dealing, express or implied; any tort of any nature; any federal, state, or municipal statute or ordinance; any claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, and any other laws and regulations relating to employment discrimination and any and all claims for attorney's fees and costs.

     b. Yunich represents and warrants to AIM that he has not sold, assigned nor otherwise transferred to any other person or entity any claim which he has, had or may have against AIM Parties. AIM Parties may plead the foregoing release as a complete defense and bar to any claim brought in contravention hereof. In that event, or in the event of any breach of the representation contained in this paragraph, Yunich will indemnify, defend and hold harmless such released party from and against all costs and expenses arising therefrom, including without limitation reasonable attorneys fees and expenses.

     c. AIM hereby completely releases and forever discharges Yunich, his agents and attorneys from, and covenant not to sue Yunich, his agents and attorneys with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages (including but not limited to, general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known and unknown, in law or in equity, ("claims") arising from his employment relationship with AIM, or any other act or omission of Yunich, his agents and attorneys, which may have occurred prior to the date this Agreement is signed, to the extent permitted by law and public policy, except for any claims arising from any intentional acts of misconduct, or any other act taken in bad faith or without a reasonable belief that it was in the best interests of the AIM Parties.



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

     17. Cooperation. Yunich agrees that he will make himself available at reasonable times and intervals to participate in the conduct of and preparation for any pending or future litigation to which AIM is a party and in which his experience or knowledge may be relevant. Yunich shall be reimbursed for his reasonable travel and out-of-pocket expenses incurred by virtue of his cooperation as described in this Paragraph. In no respect shall this provision be deemed to pertain to or affect the nature or substance of Yunich testimony at deposition or trial or in any other truthful testimony at deposition or trial or in any other circumstances.

     18. Remedies in Event of Future Dispute.

     a. Except as provided in subparagraph (b) below, in the event of any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, and/or Yunich's employment with AIM through Termination Date, the parties will first attempt to resolve the dispute through confidential mediation to be conducted in New York by a mutually agreed-upon mediator. If the parties' dispute is not resolved through mediation, it will be resolved through binding confidential arbitration to be conducted by the American Arbitration Association in New York, pursuant to its New York Employment Dispute Resolution Rules, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction of the matter. The prevailing party in such arbitration shall be entitled to recover from the losing party, not only the amount of any judgment awarded in its favor, but also any and all costs and expenses, incurred in arbitrating the dispute or in preparing for such arbitration.

     b. In the event that a dispute arises concerning compliance with this Agreement, either party will be entitled to obtain from a court with jurisdiction over the parties preliminary and permanent injunctive relief to enjoin or restrict the other party from such breach or to enjoin or restrict a third party from inducing any such breach, and other appropriate relief, including money damages. In seeking any such relief, however, the moving party will retain the right to have any remaining portion of the controversy resolved by binding confidential arbitration in accordance with subparagraph (a) above.



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


     By signing the below, the parties agree to the terms hereof, and agree that this document sets forth their entire agreement.

                                            AMERICAN INTERACTIVE MEDIA, INC.

                                            By /s/ Mark Graff
                                               --------------------------
                                               President

Date: August 28, 1998

I have read, understand, and agree
to the foregoing:

                                            By /s/ Peter B. Yunich
                                               --------------------------
                                               Peter B. Yunich

Date: August 28, 1998


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